UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 12, 2008

CHINA ARCHITECTURAL ENGINEERING, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33709	51-05021250
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

105 Baishi Road, Jiuzhou West Avenue, Zhuhai 519070 People’s Republic of China	N/A
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:	0086-756-8538908

N/A
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On March 12, 2008, China Architectural Engineering, Inc. (the “Company”) entered into an employment agreement with Xinyue Jasmine Geffner, its Chief Financial Officer. On March 12, 2008, the Company also entered into an employment agreement with Charles John Anderson, which will be the President of a subsidiary of the Company that will be incorporated in the United States and which will manage the Company’s operations in the United States.

According to the Ms. Geffner’s employment agreement (the “Geffner Agreement”), which has a term of two years, Ms. Geffner will serve as the Company’s Chief Financial Officer of the Company and receive an annual base salary equal to HK$840,000, which is equal to approximately US$107,871. The Company also agreed to pay Ms. Geffner an annual housing allowance in the amount of HK$720,000, which is equal to approximately US$92,461, and an annual cash bonus that will be no less than HK$400,000, which is equal to approximately US$51,367. The Company also agreed to issue or have transferred to Ms. Geffner 70,000 shares of the Company’s common stock as a bonus for entering into the Geffner Agreement. Ms. Geffner will also receive an additional 70,000 shares of common stock on the one-year anniversary of the Geffner Agreement, in addition to being eligible to receive additional issuances of a minimum of 60,000 shares on each of the first and second anniversary of the Geffner Agreement if she has performed her services under the agreement to the satisfaction of the Company’s Chief Executive Officer and the Board of Directors. Shares issued or transferred to Ms. Geffner will be subject to lock up restrictions for a period of twelve months. According to the Geffner Agreement, Ms. Geffner will also receive paid vacation, medical, dental and vision insurance coverage, moving expenses, and term-life insurance.

According to the Mr. Anderson’s employment agreement (the “Anderson Agreement”), Mr. Anderson will serve as the President of the Company’s subsidiary that will be incorporated in the United States and handle US operations. The Anderson Agreement has a term of five years, unless terminated earlier in accordance with the terms of the Anderson Agreement, and it will automatically renew for successive one-year periods thereafter unless either party provides 180-day prior written notice. During the term of the Anderson Agreement, either party may terminate the agreement with 120-day prior written notice.

According to the Anderson Agreement, Mr. Anderson will receive an annual base salary of US$190,000, in addition to a commission that will be based on all cash received by the Company on all sales of the Company’s goods or services made pursuant to contracts originated primarily as the result of the efforts of Mr. Anderson during the term of the Anderson Agreement (“Employee Sales”). Mr. Anderson will receive a cash payment equal to one-half percent (0.50%) of Employee Sales up to US$20 million per annum. Mr. Anderson’s commission rate is adjusted to one-quarter percent (0.25%) for Employee Sales in excess of US$20 million per annum. Mr. Anderson will receive his commission payments in three installments, as follows: (i) the first payment will be 50% of the total commissions for a contract and will be paid once the Company receives the first payment from the customer under such contract, provided that, however, the first payment on each contract cannot exceed a total of US$100,000; (ii) the second payment will be 80% of total commissions, on a cumulative basis, of a such contract, including any amounts paid in the first payment, and will be paid once the Company receives payment of at least 50% of the total payments due under such contract; and (iii) the third and final payment will be for the remaining 20% of the total commissions for such contract and will be paid once the Company receives the last payment from the customer under the contract.

Mr. Anderson will also receive each year a number of shares of the Company’s common stock that is equal to (i) twice the amount of Mr. Anderson’s total commissions on US sales for the year divided by (ii) the closing trading price of the Company’s common stock on December 31 on such year; provide that, however, the US sales for purposes of this calculation will be capped at US$50 million. All shares received by Mr. Anderson will be subject to a twelve-month lock up restriction. Mr. Anderson will also receive a monthly automobile allowance of US$1,000, in addition to reimbursement of automobile related expenses, and he will be eligible to receive an annual bonus at the sole discretion of the Chief Executive Officer and Board of Directors. He will also receive paid vacation and reimbursement of medical health insurance. During the term of the Anderson Agreement and twelve months thereafter, Mr. Anderson agreed not to solicit clients or employees from the Company and not to compete against the Company in the geographic regions that the Company has operations.

A copy of each of the Geffner Agreement and Anderson Agreement is attached to this Form 8-K as Exhibits 10.1 and 10.2, respectively.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

9.01 (d) Exhibits

Exhibit Number	Description
10.1	Employment Agreement dated March 12, 2008 entered into between the Company and Xinyue Jasmine Geffner.
10.2	Employment Agreement dated March 12, 2008 entered into between the Company and Charles John Anderson.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 13, 2008	CHINA ARCHITECTURAL ENGINEERING, INC.

	By:	/s/ Luo Ken Yi
Name: Luo Ken Yi Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Employment Agreement dated March 12, 2008 entered into between the Company and Xinyue Jasmine Geffner.
10.2	Employment Agreement dated March 12, 2008 entered into between the Company and Charles John Anderson.